Exhibit 99.1

Forum Announces Financial Update for Current Oil Market and COVID-19
HOUSTON--(BUSINESS WIRE)-April 13, 2020-Forum Energy Technologies, Inc. (NYSE: FET) (“Forum” or, the “Company”) today announced a financial update in view of the significant impact that the COVID-19 pandemic and the collapse in oil and gas prices are having on drilling and completion activity, and demand for Forum’s products. Forum is taking a number of actions in response to the current market environment, including the following:

•	Approved a financial plan that is expected to result in at least a $50 million reduction in SG&A expense on an annualized basis, including reductions in executive compensation.

•	Expectation to record impairment charges for restructuring, severance, and non-cash charges for asset write downs of at least $30 million.

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Increased cash on hand to assure a strong liquidity position by drawing $55 million on its revolving credit facility during the first quarter of 2020, plus an additional $30 million subsequent to March 31, 2020.

As the pandemic and significant decline in drilling and completion activity began to have an impact in the first quarter of 2020, Forum now expects revenue for the first quarter to be in the range of $180 to $185 million, an approximately 10 percent reduction from the fourth quarter of 2019. The Company also expects first quarter 2020 adjusted EBITDA and free cash flow each to be approximately breakeven.
The Company will incorporate its latest outlook on the market when it announces full first quarter results for the period ending March 31, 2020 in May 2020.
Preliminary Financial Information
The foregoing preliminary unaudited financial information is based on estimates and subject to completion of the Company’s financial closing procedures and audit processes.  Such information has been prepared by management solely on the basis of currently available information.  The preliminary unaudited information does not represent and is not a substitute for a comprehensive statement of financial and operating results, and the Company’s actual results may differ materially from these estimates because of final adjustments, the completion of the Company’s financial closing procedures, and other developments after the date of this release.
Non-GAAP Measures
Adjusted EBITDA and free cash flow are non-GAAP measures. The Company believes that the presentation of adjusted EBITDA is useful to the Company's investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company's normal operating results. In addition, adjusted EBITDA is a widely used benchmark in the investment community. The Company believes free cash flow, before acquisitions, is an important measure because it encompasses both profitability and capital management in evaluating results. The presentation of adjusted EBITDA and free cash

Exhibit 99.1

flow is not meant to be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.
About Forum
Forum Energy Technologies is a global oilfield products company, serving the drilling, downhole, subsea, completions and production sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.
Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including with respect to restoring compliance with NYSE continued listing standards.
These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the Company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and natural gas industry, market conditions, actions by holders of the Notes, governmental regulation and taxation of the oil and natural gas industry, the Company's ability to implement new technologies and services, the availability and terms of capital, the effects of the COVID-19 pandemic and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company's business, and other important factors that could cause actual results to differ materially from those projected as described in the Company's filings with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Source: Forum Energy Technologies, Inc.
Company Contact
Pablo Mercado
Chief Financial Officer
281.949.2539
pablo.mercado@f-e-t.com

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